Exhibit 99.1

Horizon Technology Finance Announces
Third Quarter 2013 Financial Results

Net Investment Income Continues to Exceed Dividends

Net Asset Value (“NAV”) Increases to $14.95 Per Share

FARMINGTON, Conn., November 5, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its third quarter financial results for the three months ended September 30, 2013.

Third Quarter 2013 Highlights

●	Earned net investment income (“NII”) of $3.5 million, or $0.36 per share
●	Achieved a portfolio weighted average yield of 14.6%
●	Increased net assets from operations by $3.9 million, or $0.41 per share
●	Net asset value equaled $143.4 million, or $14.95 per share
●	Experienced liquidity events from three portfolio companies
●	Held warrants and equity in 11 public companies with a combined fair value of $1.8 million
●	Total liquidity as of September 30, 2013 was approximately $37.4 million
●	Funded $11.5 million in loans to new and existing portfolio companies
●	Closed new loan commitments totaling $8.0 million
●	Ended the quarter with an investment portfolio of $241.3 million
●	Unfunded loan approvals and commitments totaled $11.8 million
●	Declared dividends of $0.115 per share for each of October, November and December 2013

“Horizon reported strong financial results for the third quarter based on a combination of high current pay interest income and attractive fees earned on our dynamic venture loan portfolio,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “Our quality portfolio of high yielding loans provides a stable stream of interest income for the benefit of shareholders, while our warrant portfolio provides shareholders the future opportunity to benefit from the monetization of our warrant portfolio.”

Mr. Pomeroy added, “For the third quarter, we earned net investment income that exceeded our previously declared monthly dividends. Since implementing our new dividend strategy one year ago, our NII has exceeded our dividend in three out of four quarters and in the aggregate fully covered our dividends. We remain focused on taking advantage of the inherent earnings power within our existing investment portfolio and utilizing our disciplined approach to capitalize on select new opportunities.”

Operating Results

Total investment income increased 31.6% to $8.7 million for the three months ended September 30, 2013, as compared to $6.6 million for the three months ended September 30, 2012. For the three months ended September 30, 2013, total investment income consisted primarily of $8.2 million in interest income from investments, which included $1.6 million in income from the amortization of origination fees and end-of-term payments on investments. Interest income on investments and other investment income rose primarily due to the increased average size of the loan portfolio and higher fee income. Fee income of $0.5 million was primarily comprised of prepayment fees from three portfolio companies. For the three months ended September 30, 2012, total investment income consisted of $6.4 million in interest income from investments, which included $1.1 million in income from the amortization of origination fees and end-of-term payments on investments.

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For the nine months ended September 30, 2013, total investment income increased 32.8% to $24.9 million as compared to $18.7 million for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, total investment income consisted primarily of $24.0 million in interest income from investments, which included $4.6 million in income from the amortization of origination fees and end-of-term payments on investments.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended September 30, 2013 and 2012 was 14.6% and 13.6%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2013 and 2012 was 14.1% and 13.9%, respectively.

Total expenses for the three months ended September 30, 2013 were $5.1 million, as compared to $3.7 million for the three months ended September 30, 2012. Total operating expenses for each period consisted primarily of interest expense, management fees, incentive and administrative fees and, to a lesser degree, professional fees and general and administrative expenses. Interest expense increased year-over-year primarily due to the increase in average debt outstanding as well as a higher borrowing cost associated with the Company’s term loan credit facility. Total expenses for the nine months ended September 30, 2013 were $14.8 million, as compared to $10.1 million for the nine months ended September 30, 2012.

For the three months ended September 30, 2013 and 2012, net investment income was $3.5 million, or $0.36 per share, and $3.0 million, or $0.33 per share, respectively. For the nine months ended September 30, 2013 and 2012, net investment income was $9.9 million, or $1.03 per share, and $8.6 million, or $1.06 per share, respectively.

For the three months ended September 30, 2013, the Company reported a net realized loss on investments of $5.6 million, primarily due to the determination that the Company’s non-accrual debt investment and warrant investments in one portfolio company were not recoverable, which resulted in a realized loss totaling $5.3 million. Horizon had previously incurred unrealized depreciation of $5.3 million related to this portfolio company, and as a result, the net realized loss had no impact on the net change in assets from operations for the three months ended September 30, 2013. The Company did not realize any gains or losses on investments for the three months ended September 30, 2012. For the nine months ended September 30, 2013, the Company reported a net realized loss on investments of $5.8 million, as compared to a net realized loss on investments of $0.1 million, for the nine months ended September 30, 2012.

For the three months ended September 30, 2013, the net unrealized appreciation on investments was $6.0 million, which was primarily due to the reversal of previously recorded unrealized depreciation of $5.3 million on the Company’s non-accrual debt investment and warrant investments in the aforementioned portfolio company as well as the change in fair values of Horizon’s investment portfolio during the period. This compares to net unrealized appreciation on investments of $0.7 million for the three months ended September 30, 2012, which was primarily due to a change in portfolio investment fair values during the quarter. For the nine months ended September 30, 2013, the net unrealized appreciation on investments was $4.0 million as compared to net unrealized depreciation on investments of $0.1 million for the nine months ended September 30, 2012.

For the three months ended September 30, 2013 and 2012, the net increase in net assets resulting from operations was $3.9 million, or $0.41 per share, and $3.6 million, or $0.40 per share, respectively. For the nine months ended September 30, 2013 and 2012, the net increase in net assets resulting from operations was $8.0 million, or $0.84 per share, and $8.4 million, or $1.03 per share, respectively.

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Portfolio Summary and Investment Activity

As of September 30, 2013, the Company’s debt portfolio consisted of 50 secured loans with an aggregate fair value of $231.7 million. In addition, the Company’s warrant portfolio consisting of 71 investments had an aggregate fair value of $6.6 million as of September 30, 2013. Total portfolio investment activity as of and for the three and nine months ended September 30, 2013 and 2012 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Beginning portfolio	$246,861	$195,600	$228,613	$178,013
New loan funding	11,500	48,464	69,143	117,459
Less refinanced balances and participation	—	(12,000)	—	(30,739)
Net new loan funding	11,500	36,464	69,143	86,720
Principal payments received on investments	(10,536)	(10,607)	(29,193)	(28,522)
Early pay-offs	(7,483)	(1,459)	(26,761)	(15,664)
Accretion of loan fees	694	606	1,995	1,698
New loan fees	(118)	(372)	(806)	(1,120)
New equity	—	—	73	—
Proceeds from sale on investments	—	—	(39)	(38)
Net realized loss on investments	(5,566)	—	(5,629)	(61)
Net appreciation (depreciation) on investments	5,967	677	3,996	(117)
Other	—	—	(73)	—
Ending Portfolio	$241,319	$220,909	$241,319	$220,909

Net Asset Value

At September 30, 2013, the Company’s net assets were approximately $143.4 million, a decrease of 8.6%, as compared to $156.9 million as of September 30, 2012, and an increase of 0.5% as compared to $142.7 million as of June 30, 2013.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by credit rating as of September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$38,909	16.8%	$30,818	14.0%
3	170,768	73.7%	181,019	82.2%
2	14,880	6.4%	3,560	1.6%
1	7,104	3.1%	4,900	2.2%
Total	$231,661	100.0%	$220,297	100.0%

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As of September 30, 2013 and December 31, 2012, the Company’s loan portfolio had a weighted average credit rating of 3.1 and 3.2, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of both September 30, 2013 and December 31, 2012, there were three investments on non-accrual.

Liquidity Events

During the three months ended September 30, 2013, Horizon experienced liquidity events, which consisted of the exercise of warrants in portfolio companies, as well as loan prepayments, from three portfolio companies, increasing the total number of liquidity events to seven for the nine months ended September 30, 2013.

As previously reported, blinkx Plc acquired Horizon’s portfolio company, Grab Networks, Inc. (“Grab”), which was a 2-rated credit. As a result of this transaction, Horizon received the principal balance of $2.4 million from its venture loan made to Grab, plus prepayment fees. In addition, since Horizon had carried this loan at fair value, which was below cost, Horizon reversed its previously reported unrealized depreciation of approximately $0.2 million. This event represented a fully realized internal rate of return of 13.8% on Horizon’s total investment in Grab.

As previously reported, ITC Nexus Holding Company acquired Horizon’s portfolio company, Accumetrics, Inc. (“Accumetrics”). As a result of this transaction, Horizon received the principal balance of $4.0 million from its venture loan made to Accumetrics, plus prepayment fees. Horizon’s previous warrant position in Accumetrics has been carried over into the acquiring company. This event represented a realized internal rate of return of 23.7% on Horizon’s total investment in Accumetrics with the continued opportunity for additional returns from warrant gains in the future.

In September, Horizon received the principal balance of $1.1 million from its venture loan made to Singulex, Inc. (“Singulex”), plus prepayment fees. Horizon continues to hold warrants in this portfolio company. This event represented a fully realized internal rate of return of 13.0% on Horizon’s total investment in Singulex with the continued opportunity for additional returns from warrant gains in the future.

Liquidity and Capital Resources

As of September 30, 2013, the Company had approximately $37.4 million in available liquidity, including cash and investments in money market funds totaling $27.4 million, and approximately $10.0 million in funds available under existing credit facility commitments.

As of September 30, 2013, there were no borrowings outstanding under the Company’s revolving credit facility and there was $10 million outstanding under the Company’s term loan credit facility. As of September 30, 2013, approximately 92% of Horizon’s total borrowings outstanding were at a fixed interest rate and approximately 68% of the Company’s total borrowings outstanding were fixed at an interest rate of 3.0%.

As of September 30, 2013, the asset coverage for borrowed amounts was 208%.

On November 4, 2013, the Company renewed and amended its revolving credit facility (“Credit Facility”) previously administered by Wells Fargo Capital Finance (“Wells Fargo”) and facilitated the assignment of all rights and obligations of Wells Fargo under the Credit Facility to Key Equipment Finance, Inc. (“Key”) (hereinafter the Credit Facility shall be referred to as the “Key Facility”).

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The Key Facility, among other things, provides the Company’s wholly owned subsidiary, Horizon Credit II LLC (“Credit II”), with a $50 million commitment from Key and contains an “accordion” feature allowing additional lenders to make commitments under the Key Facility up to an aggregate commitment of $150 million. The Key Facility has a three-year revolving period followed by a two-year amortization period and matures on November 4, 2018. The Key Facility generally bears interest based on LIBOR plus 3.25%, with a LIBOR floor of 0.75%. The Key Facility allows for a maximum advance rate of 50% against eligible loans and will be secured by all of the assets of Credit II. The Company has made certain customary representations and warranties, and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities.

Monthly Dividends Declared in Fourth Quarter 2013

On November 1, 2013, the Company’s Board of Directors declared monthly dividends of $0.115 per share payable in January, February and March 2014. These monthly dividends, as set forth in the following table, total $0.345 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
December 12, 2013	December 16, 2013	January 15, 2014	$0.115
January 16, 2014	January 20, 2014	February 17, 2014	$0.115
February 13, 2014	February 17, 2014	March 17, 2014	$0.115
		Total:	$0.345

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 6, 2013 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 87671272.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through November 8, 2013. To access the replay, please (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 87671272. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF”. To learn more, please visit www.horizontechnologyfinancecorp.com.

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Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com

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Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2013	2012
Assets
Non-affiliate investments at fair value (cost of $248,095 and $239,385, respectively)	$241,319	$228,613
Investment in money market funds	25,019	2,560
Cash	2,439	1,048
Restricted investments in money market funds	3,568	—
Interest receivable	4,119	2,811
Other assets	5,391	4,626
Total assets	$281,855	$239,658

Liabilities
Borrowings	$133,000	$89,020
Dividends payable	3,308	3,301
Base management fee payable	326	402
Incentive fee payable	872	855
Other accrued expenses	965	1,108
Total liabilities	138,471	94,686

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2013 and December 31, 2012	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,588,993 and 9,567,225 shares outstanding as of September 30, 2013 and December 31, 2012, respectively	10	10
Paid-in capital in excess of par	154,696	154,384
Accumulated undistributed net investment income	1,371	1,428
Net unrealized depreciation on investments	(6,776)	(10,772)
Net realized loss on investments	(5,917)	(78)
Total net assets	143,384	144,972
Total liabilities and net assets	$281,855	$239,658
Net asset value per common share	$14.95	$15.15

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Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Investment income
Interest income on non-affiliate investments	$8,225	$6,426	$23,979	$17,803
Fee income on non-affiliate investments	487	193	889	923
Total investment income	8,712	6,619	24,868	18,726
Expenses
Interest expense	2,189	1,089	5,886	2,754
Base management fee	1,266	1,087	3,836	3,042
Performance based incentive fee	872	742	2,465	1,992
Administrative fee	287	352	889	854
Professional fees	284	147	977	746
General and administrative	247	233	793	758
Total expenses	5,145	3,650	14,846	10,146
Net investment income before excise tax	3,567	2,969	10,022	8,580
Provision for excise tax	(80)	—	(160)	—
Net investment income	3,487	2,969	9,862	8,580
Net realized and unrealized (loss) gain on investments
Net realized loss on investments	(5,566)	—	(5,839)	(61)
Net unrealized appreciation (depreciation) on investments	5,967	677	3,996	(117)
Net realized and unrealized gain (loss) on investments	401	677	(1,843)	(178)
Net increase in net assets resulting from operations	$3,888	$3,646	$8,019	$8,402
Net investment income per common share	$0.36	$0.33	$1.03	$1.06
Net increase in net assets per common share	$0.41	$0.40	$0.84	$1.03
Dividends declared per share	$0.345	$0.45	$1.035	$1.35
Weighted average shares outstanding	9,584,376	9,078,010	9,577,912	8,121,986

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